AMENDMENT TO THE
ADVISORS SERIES TRUST
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of the 6th day of December, 2012, to the Fund Administration Servicing Agreement, dated as of June 8, 2006, as amended (the "Fund Administration Agreement"), is entered into by and between Advisors Series Trust, a Delaware statutory trust (the "Trust") on behalf of its separate series, the Teberg Fund and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Fund Administration Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to amend the fees; and

WHEREAS, Section 10 of the Fund Administration Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the following:

Exhibit N is hereby superseded and replaced with Amended Exhibit N attached hereto.

Except to the extent amended hereby, the Fund Administration Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Douglas G. Hess	By: /s/ Michael R. McVoy

Printed Name: Douglas G. Hess	Printed Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Amended Exhibit N
to the Advisors Series Trust Fund Administration Servicing Agreement

Name of Series
Teberg Fund

FUND ADMINISTRATION & COMPLIANCE SERVICES ANNUAL FEE SCHEDULE EFFECTIVE: 01/01/13

Teberg Fund

Annual fee based upon assets per fund*
___ basis points on the first $___ million
___ basis points on the next $___ million
___ basis points on the next $___ million
___ basis points on the balance

Minimum of $___ per fund

Extraordinary services – quoted separately

Fees are billed monthly

* Subject to CPI increase, Milwaukee MSA.

Plus Out-of-Pocket Expenses – Including but not limited to postage, stationery, programming, special reports, daily compliance testing systems expenses, proxies, insurance, EDGAR filing, retention of records, federal and state regulatory filings fees, certain insurance premiums, expense from board of directors meetings, SEC 15c Reporting, auditing and legal expenses, conversion expenses (if necessary), and all other out-of-pocket expenses.

Additional Services – Above pricing is for standard services.  Available but not included above are the following services – multiple classes, legal administration, Advisor Information Source data delivery, daily fund compliance testing, daily pre and post performance reporting.

Advisor’s Signature below acknowledges approval of the Amended Exhibit N fund administration fee schedule above.

First Associated Investment Advisors, Inc.

By: /s/ Curtis A. Teberg

Printed Name: Curtis A. Teberg

Title: President	Date: 12/26/2012